Exhibit 99.1

Sugarmade (SGMD) Issues Shareholder Letter and Corporate Update

NEW YORK, May 2, 2022 (GLOBE NEWSWIRE) — via InvestorWire – Sugarmade, Inc. (OTC Pink: SGMD) (“Sugarmade”, “SGMD” or the “Company”) an emerging leader in the licensed cannabis sector, is pleased to issue the following letter to shareholders from Chief Executive Officer Jimmy Chan.

Dear Sugarmade Shareholders:

The California cannabis market continues to evolve, creating opportunities for Sugarmade and its shareholders.

While there is undoubtedly short-term turbulence in the market, we believe the long-term outlook of the cannabis industry is very bright, especially for California producers and distributors. Historically, California-grown cannabis has always been highly desirable in the marketplace. Sugarmade believes this will continue as legalization at the U.S. federal level creates substantial opportunities to supply other states with top-grade California-grown cannabis. Thus, we expect our Company will continue to be well-positioned moving forward, especially as our large Lemon Glow property comes online.

Over the shorter term, we see some strategic opportunities for Sugarmade to exploit some of the current marketplace inefficiencies and uncertainties. Over the past few years, there has been a proliferation of large and well-financed multistate operators entering the California marketplace. The regulatory environment remains uncertain, while excise and other taxes imposed on cannabis companies stay at high levels, making it difficult for many operators to produce profits. Aside from those mentioned above, unlicensed cultivators were entering the market due to the prior year’s price hikes, thus creating additional competition and uncertainty.

While the impact of these issues has been numerous, perhaps the most significant factor facing many cannabis operators in California is the precipitous drop in prices for cultivated cannabis products. It is not uncommon to see spot prices exceed the cost of production and the taxes paid on cultivated cannabis. This situation has forced numerous cannabis cultivation license holders, including unlicensed growers, to forgo plans to directly cultivate cannabis this year.

Sugarmade believes these significant changes in the marketplace create an opportunity to invoke a new short-term strategy while our long-term plans to cultivate at our new Lemon Glow facility are developing. In May of last year, we closed on our acquisition of Lemon Glow Company and announced our plans to acquire the necessary approvals and permits to cultivate up to 32 acres of the 640-acre property. We have also announced that we obtained a conditional use permit number from the community development department of the county of Lake, California, which we believe was an important step toward gaining the full conditional use permit allowing us to cultivate cannabis at the property.

For the 2022 cannabis cultivation season, we are embarking on a new and bold strategy to enter into contract cultivation arrangements with local Lake County, California, cultivators that have decided not to engage in their own cultivation efforts for the 2022 season. These operators have already made significant investments in infrastructure and have highly specialized personnel available that we can utilize on a contract basis for our production of cannabis.

By contracting with the owners of these already available resources, Sugarmade will gain immediate access to the marketplace based on an advantageous cost model that will place Sugarmade on par, or in some cases, at a superior cost position compared to many of the larger cannabis cultivation and distribution companies in the industry.

We are in negotiations with several local permitted and licensed operators that are agreeable to a partnership arrangement with Sugarmade to manage operations for cannabis cultivation. We are also in active negotiations on the distribution side of the business that will allow Sugarmade to bring this cultivated cannabis to the marketplace.

Invoking this dynamic short-term strategy, while continuing to develop our longer-term strategy to fully develop the large Lemon Glow property for cultivation, will allow Sugarmade to significantly advance the timeframe for gaining market share in this industry - and we believe we will be able to do so based on a cost model that will allow us to produce strong margins this cultivation season.

Please stay tuned as we soon provide more information about this exciting change to our strategic path, and as always, we truly appreciate your continued support.

Sincerely,

Jimmy Chan

CEO

About Sugarmade

Sugarmade, Inc. (OTC Pink: SGMD) is a product and branding marketing company investing in operations and technologies with disruptive potential. Our Brand portfolio includes CarryOutsupplies.com, SugarRush™, NUG Avenue, Lemon Glow and Budcars.

For more information, please visit www.Sugarmade.com.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others, such as but not limited to; economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition, uncontrollable forces of nature and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements.

Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Corporate Contact:

Jimmy Chan

+1-(888)-982-1628

info@Sugarmade.com

Investor Relations Contact:

EDM Media, LLC

https://edm.media

Corporate Communications:

InvestorBrandNetwork (IBN)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com